As filed with the Securities and Exchange Commission on December 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JACADA LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

11 Galgalei Haplada Street

Herzliya, Israel 46722

(Address of Principal Executive Offices) (Zip Code)

Jacada Ltd. 2003 Share Option and Incentive Plan

(Full Titles of the Plan)

Jacada Inc.

400 Perimeter Center Terrace, Suite 100

Atlanta, Georgia 30346

(770) 352-1300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Arthur Jay Schwartz, Esq. Smith, Gambrell & Russell, LLP 1230 Peachtree Street, N.E. Suite 3100 Atlanta, Georgia 30309-3592 (404) 815-3500	Dan Geva, Adv. David S. Glatt, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Road Ramat Gan 52506, Israel 972-3-610-3100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares, par value NIS 0.01 per share	2,000,000	$3.04	$6,080,000	$492

Total	2,000,000	$3.04	$6,080,000	$492

(1)	This registration statement covers ordinary shares, par value NIS 0.01 per share of the Registrant (“Ordinary Shares”) consisting of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Jacada Ltd. 2003 Share Option and Incentive Plan (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options granted under the Plan are subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such adjustment and other provisions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933 as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of Ordinary Shares for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Ordinary Shares as quoted on the Nasdaq National Market on December 16, 2003 (within 5 business days prior to filing this registration statement).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant, Jacada Ltd., a company organized under the laws of the State of Israel (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement as of their respective dates:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed with the Commission on June 4, 2003;

(b)	The Company’s Reports on Form 6-K dated May 9, 2003, May 12, 2003, July 21, 2003, August 1, 2003, August 29, 2003, October 3, 2003 and October 31, 2003; and

(c)	The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 333-10882), filed with the Commission on October 8, 1999, as amended.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

The Company’s Articles of Association provide that, subject to the provisions of the Companies Law 5759-1999 (the “Companies Law”), the Company may enter into a contract for the insurance of the liability of its “office holders” (defined under the Companies Law to include a director, general manager, chief business manager, deputy general manager, vice general manager or any other manager directly subordinate to the general manager and any other person assuming the responsibilities of the foregoing positions without regard to such person’s title) with respect to:

•	a breach of his duty of care to the Company or to another person;

•	a breach of his duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice the Company’s interests; or

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

The Company’s Articles of Association provide that, to the extent permitted by the Companies Law, the Company may indemnify and undertake to indemnify an office holder against:

•	a financial liability imposed on him in favor of another person by any judgement, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his capacity as an office holder; and

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him by a court, in proceedings the Company institutes against the office holder or instituted on the Company’s behalf or by another person, or in a criminal charge from which the office holder was acquitted or in a criminal proceedings in which the office holder was convicted of a criminal offense that does not require proof of criminal intent.

The Company’s Articles of Association also include a provision authorizing the Company to indemnify or undertake in advance to indemnify an office holder in respect of all or part of the office holder’s liability to the Company for the liabilities and expenses described in the preceding paragraph, provided that any advance undertaking to indemnify is limited to those categories of events, and to such amounts, as the Company’s board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

In addition, the Company may, pursuant to its Articles of Association, release, in advance, all or part of an office holder’s liability to the Company for damages which arise from the breach of the office holder’s duty of care to the Company.

However, under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty. In addition, the Companies Law prohibits a company from indemnifying an office holder, absolving him from liability towards the company, or entering into an insurance contract which would provide coverage for any monetary liability incurred as a result of any one of the following:

•	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice the company’s interests;

•	a breach by the office holder of his duty of care if such breach was intentional or the result of reckless behavior;

•	any act or omission done with the intent to derive an illegal personal gain; or

•	any fine or ransom levied against the office holder.

The Company has entered into agreements with certain of its office holders pursuant to which the Company is obligated to indemnify such office holders, to the fullest extent permitted by applicable law, against liability and expenses incurred by such person by reason of an act or omission in its capacity as a office holder.

The Companies Law provides that indemnification of an office holder or the procurement of insurance coverage for an office holder, must be approved by the Company’s audit committee and its board of directors, as well as by the Company’s shareholders in certain circumstances.

The Company has procured insurance covering the liability of its office holders, in accordance with, and subject to, the relevant provisions of the Companies Law and the Company’s Articles of Association.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

4.1	Specimen Ordinary Share.*

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein.

23.1	Consent of Kost, Forer & Gabbay, a Member of Ernst & Young Global.

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 5.1).

24.1	Powers of attorney of certain officers and directors of the Company (included in signature page).

99.1	Jacada Ltd. 2003 Share Option and Incentive Plan.

*	Incorporated by reference to the Company’s Registration Statement on Form F-1 (Registration Number 333-10882), filed with the Commission on October 13, 1999.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on the 16th day of December, 2003.

JACADA LTD.

By:	/s/ Robert C. Aldworth
Name:	Robert C. Aldworth
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert C. Aldworth as such individual’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation, for such individual and in the individual’s name, place and stead, in any and all capacities, to sign on such individual’s behalf, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

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Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gideon Hollander	Chief Executive Officer and Member of the Board of Directors (principal executive officer)	December 16, 2003

/s/ Robert C. Aldworth	Chief Financial Officer (principal financial and accounting officer)	December 16, 2003

/s/ Yossie Hollander	Chairman of the Board of Directors	December 16, 2003

/s/ Naomi Atsmon	Member of the Board of Directors	December 16, 2003

/s/ Amnon Shoham	Member of the Board of Directors	December 16, 2003

/s/ Ohad Zuckerman	Member of the Board of Directors	December 16, 2003

Authorized Representative in the United States:

JACADA INC.

By:	/s/ Robert C Aldworth
Name:	Robert C. Aldworth
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Ordinary Share.*

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein.

23.1	Consent of Kost, Forer & Gabbay, a Member of Ernst & Young Global.

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (contained in Exhibit 5.1).

24.1	Powers of attorney of certain officers and directors of the Company (included in signature page).

99.1	Jacada Ltd. 2003 Share Option and Incentive Plan.

*	Incorporated by reference to the Company’s Registration Statement on Form F-1 (Registration Number 333-10882, filed with the Commission on October 13, 1999.